Exhibit 10.2

SEPARATION AGREEMENT AND FULL AND FINAL RELEASE OF ALL CLAIMS

This voluntary and confidential Separation Agreement and Full and Final Release of All Claims (“Agreement”) is made and entered into by and between Ralph A. Beattie (herein referred to individually as “Beattie”) and Capital Senior Living Corporation and its associated and affiliated companies, associations, and divisions and their respective officers, directors, managers, members, shareholders, board members, partners, agents, employees, attorneys, or assigns (herein collectively referred to as “Capital”). Beattie and Capital are hereinafter referred to collectively as “Party” or “Parties.”

In consideration of the covenants undertaken and the releases contained in this Agreement, Beattie and Capital agree as follows:

1. Separation Date And Termination Of Employment With Capital. The Parties agree that Beattie’s last day of active employment with Capital will be on May 16, 2014 (“Separation Date”). Beattie’s separation will be recorded in Capital’s files as a voluntary resignation/retirement. Capital will not contest any claim Beattie may make for unemployment benefits. Additionally, Beattie recognizes, acknowledges and agrees that following his separation of employment from Capital, his employment relationship with Capital and any other parent, subsidiary, or affiliate company has been permanently and irrevocably severed; and that Capital has no obligation, contractual or otherwise, to rehire, reemploy, recall or hire Beattie in the future. Beattie further agrees that he will not apply for or otherwise seek employment with Capital or any other parent, subsidiary or affiliate company at any time. The Effective Date of this Agreement shall be after the expiration of any review and analysis period afforded to Beattie (i.e., twenty-one (21) days in connection with the Older Workers’ Benefit Protection Act (“OWBPA”)), which can be waived by law by Beattie AND the expiration of the seven (7) day revocation period provided to Beattie, which cannot be waived under law (“Effective Date”).

2. Consideration And Tax Consequences. In consideration for Beattie’s further agreements, waivers, and release of all claims as set forth in this Agreement, Capital will pay Beattie a payment to which Beattie would not legally be entitled absent this Agreement. Specifically, if Beattie signs and returns this Agreement within the time period provided below, and within seven (7) days after the waiver and release of all claims set forth in this Agreement become effective and final, any and all of Beattie’s (a) unvested time-based restricted stock awards (34,949 shares); and (b) performance-based restricted stock awards (16,750 shares) shall be amended to provide for the accelerated vesting of Beattie’s unvested restricted stock awards to occur upon retirement on May 16, 2014. Additionally, and as further consideration, Capital will grant and award Beattie an additional 9,375 shares of Capital common stock (“Additional Shares”) on the Effective Date of this Agreement, subject to normal award processes. Said stock award shall be subject to accelerated vesting to occur upon retirement on May 16, 2014. The Parties further agree to enter into a nine and one-half (9.5) month Consulting Agreement, for which Beattie will be compensated at a rate of Twenty Thousand and No/100 Dollars ($20,000.00) per month. Said Consulting Agreement will be in the form attached hereto as Exhibit A. As further consideration supporting this Agreement, if Beattie elects Consolidated Omnibus Budget Reconciliation Act continuation coverage for medical benefits (“COBRA”) through Capital, Capital will, for the Term of the Consulting Agreement as therein defined, and pursuant to the provisions of COBRA of 1985, § 4980B of the Internal Revenue Code of 1986, as amended, reimburse Beattie the cost of this coverage for himself and his family. Capital will provide such reimbursement promptly, but no later than twenty (20) days, after Beattie submits sufficient evidence of the continuation coverage costs Beattie in fact incurs. Beattie’s COBRA reimbursement payments will be subject to applicable withholding and Beattie will be responsible for any taxes related to his receipt of this income, excluding any amounts required to be withheld by Capital with respect to such payments. For the avoidance of doubt, such COBRA reimbursement will end at the end of the Term of the Consulting Agreement. Beattie will receive his accrued vacation pay in a total amount of Eighty-Two Thousand Five Hundred Forty-Five And 98/100 Dollars ($82,545.98), as well as his accrued sick days in a total amount of Fifteen Thousand Eighty-Two And 40/100 Dollars ($15,082.40). Finally, Capital agrees to reimburse Beattie for up to Five Thousand and NO/100 Dollars ($5,000.00) in legal fees he incurs in connection with the negotiation and preparation of this Agreement and the Consulting Agreement (collectively, all consideration described herein, the “Consideration”). Within seven (7) business days of the effective date of this Agreement, Capital will deliver the Consideration to Beattie. Beattie agrees that his entitlement to the Consideration is expressly conditioned on his execution of this Agreement, which he agrees to sign and deliver to Capital within 21 days of his receipt of the Agreement. Beattie agrees and acknowledges that he is not entitled to receive some of the Consideration set forth in this Paragraph absent this Agreement. Beattie agrees to indemnify Capital for any and all liability arising from tax consequences of these payments. Specifically, Beattie hereby releases Capital from, and agrees to assume full responsibility for and to any federal, state, or local taxing authorities for any and all tax consequences arising under this Paragraph of this Agreement. BEATTIE EXPRESSLY COVENANTS AND AGREES TO INDEMNIFY AND HOLD HARMLESS CAPITAL FROM AND AGAINST ANY TAXES, FINES, PENALTIES, INTEREST, SUITS, CLAIMS, DEMANDS, LIENS, PROCEEDINGS, AND ANY OTHER LIABILITY ARISING OUT OF SUCH TAX CONSEQUENCES. For the avoidance of doubt, Beattie agrees that he will reimburse Capital for any and all taxes or other penalties or payments which Capital incurs in connection with Beattie’s service as an Independent Contractor under the Consulting Agreement (including but not limited to those itemized in the preceding sentence). Beattie acknowledges and agrees that Capital and its legal counsel have made no representations regarding the proper tax treatment of the payments set out in this Paragraph.

3. General Release Of All Claims By Beattie. In consideration of the payments and Consideration set forth in Paragraph 2, above, Beattie does hereby release and forever discharge Capital and its predecessors, successors, subsidiaries, affiliates, assigns, related entities, general partners, past and present officers, directors, shareholders, board members, managers, members, partners, agents, servants, attorneys, heirs, employees and the like (herein referred to collectively as the “Capital Released Parties”), of and from any and all rights, claims, demands, actions and causes of action, whether known or unknown, suspected or unsuspected, which Beattie has, may have, or may claim to have, against said Capital Released Parties arising from Beattie’s employment, employment separation, or any and all causes, acts, omissions, or events (herein referred to collectively as the “Beattie Released Claims”), however denominated, occurring prior to or contemporaneously with the execution of this Agreement, from the beginning of time until the date hereof. The Beattie Released Claims include, without limitation, any claims of discrimination under any federal, state, and/or local law, rule or regulation (including any claims of discrimination based on race, color, creed, sex, national origin, age, religion, or disability); any claim for violation of any federal, state, or local law, rule or regulation; any claim for violation of the Fair Labor Standards Act of 1938, as amended; any claim for violation of the Family and Medical Leave of Act of 1993, as amended; any claim for violation of Employee Retirement Income Security Act of 1974, as amended; any claim for violation of the Americans with Disabilities Act of 1990, as amended and including changes made by the ADA Amendments Act of 2008 or thereafter; any claim for violation of the Age Discrimination in Employment Act of 1967, as amended; any claim for wrongful termination of employment, wrongful discharge, or violation of Article 451 of the Texas Labor Code; any claims based on breach of contract; any claim based on violation of any policy, practice, or procedure of Capital; any claim based on constructive discharge, retaliatory discharge, breach of the covenant of good faith and fair dealing, detrimental reliance, unjust enrichment, termination in violation of public policy, negligent conducting of performance appraisals, libel, slander, harassment, assault, battery, intentional or negligent infliction of emotional distress; and, any claim for benefits or compensation of whatever nature. The Beattie Released Claims include his release of any claims for any relief, no matter how denominated, including, but not limited to, back pay, overtime compensation, future pay, fringe benefits, stock options, vacation pay, severance pay, bonuses, commissions, actual damages, compensatory damages, punitive damages, damages for pain and suffering or mental anguish, damage to personal reputation, intentional or negligent infliction of emotional distress, personal injury, medical expenses, short-term or long-term incentive compensation (including without limitation, any such compensation under any plan sponsored by Capital), reinstatement, accrued vacation, sick leave, any leave benefits, past and future employee benefits including compensatory damages, penalties, equitable relief, attorneys’ fees, costs of court, interest, and any and all other loss, expenses, or detriment of whatever kind resulting from, growing out of, connected with, or related in any way to Beattie’s employment or the termination of such employment relationship with Capital. Beattie acknowledges that this Agreement extends to all claims, of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected, arising out of or in any way relating to Beattie’s employment or employment separation from Capital. Beattie further acknowledges and agrees that the Beattie Released Claims include his release of any and all claims asserted or which could have been asserted by Beattie in any Charge of Discrimination filed by Beattie, or any other charge or complaint filed by Beattie prior to the effective date of this Agreement. Beattie further acknowledges and agrees that the Beattie Released Claims include his release of any and all claims asserted or which could have been asserted by Beattie in any lawsuit or claim which could have been asserted by Beattie in state or federal court or otherwise. This Agreement shall be binding upon Beattie’s heirs, administrators, successors and assigns and shall inure to the benefit of Capital. Beattie does not hereby waive, relinquish, or release any of Beattie’s benefits or rights arising out of this Agreement, any rights under any employee benefit plan in which he is vested on the Separation Date, or any rights to director and officer insurance coverage, indemnity or defense arising out of or concerning performance of his duties as executive vice president and chief financial officer of Capital.

4. General Release Of All Claims By Capital. In consideration of the promises and agreements set forth in this Agreement, above, including but not limited to Beattie’s agreement with respect to the Beattie Released Claims in Paragraph 3 herein and Beattie’s agreement to provide consulting services in accordance with the Consulting Agreement, and except as otherwise provided herein, Capital does hereby release and forever discharge Beattie and his predecessors, successors, assigns, agents, servants, attorneys, heirs, employees and the like (herein referred to collectively as the “Beattie Released Parties”), of and from any and all rights, claims, demands, actions and causes of action, whether known or unknown, suspected or unsuspected, which Capital has, may have, or may claim to have, against said Beattie Released Parties arising from Beattie’s employment, employment separation, or any and all causes, acts, omissions, or events (herein referred to collectively as the “Capital Released Claims”), however denominated, occurring prior to or contemporaneously with the execution of this Agreement, from the beginning of time until the date hereof. Capital’s Released Claims include, without limitation, any claim for violation of any federal, state, and/or local law, rule or regulation except as otherwise provided herein; and any claims based on breach of contract; any claim based on violation of any policy, practice, or procedure of Capital, breach of the covenant of good faith and fair dealing, detrimental reliance, unjust enrichment, libel, slander, harassment, assault, battery, intentional or negligent infliction of emotional distress. Capital’s Released Claims include actual damages, compensatory damages, punitive damages, damage to business reputation, penalties, equitable relief, attorneys’ fees, costs of court, interest, and any and all other loss, expenses, or detriment of whatever kind resulting from, growing out of, connected with, or related in any way to Beattie’s employment or the termination of such employment relationship with Capital. Capital acknowledges that unless as otherwise stated expressly herein, this Agreement extends to all claims, of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected, arising out of or in any way relating to Beattie’s employment or employment separation from Capital. Capital further acknowledges and agrees that the Capital Released Claims include

Capital’s release of any and all claims asserted or which could have been asserted by Capital in any cause of action, claim, complaint, charge or lawsuit prior to the effective date of this Agreement. Capital further acknowledges and agrees that the Capital Released Claims include Capital’s release of any and all claims asserted or which could have been asserted by Capital in any lawsuit or claim which could have been asserted by Capital in state or federal court or otherwise. This Agreement shall be binding upon Capital’s Released Parties and shall inure to the benefit of Beattie. Specifically and expressly excluded from any of Capital’s Released Claims are any cause of action, claim, complaint, charge or lawsuit which Capital may have against the Beattie Released Parties or that any federal, state, and/or local government entity or agency may have against the Beattie Released Parties related to acts or omissions committed by the Beattie Released Parties in violation of Beattie’s duties and obligations as a Participant in the Company Incentive Compensation Plans for Executive Management (“Plans”). Notwithstanding anything to the contrary in this Agreement, no cause of action, claim, complaint, charge or lawsuit for fraud related to or willful misstatement of any measures or calculations used in determining a bonus or award under the Plans will be waived or released by Capital under this Section 4 and/or constitutes Capital Released Claims and Capital retains its claw-back rights under the Plans. Likewise, any additional and applicable claw-back provisions under federal, state, and/or local law, including the Sarbanes-Oxley Act of 2002, survive and are not waived or released by Capital under this Section 4.

5. Release Of Unknown Claims By Beattie. In waiving and releasing any and all claims against the Capital Released Parties, whether or not now known to Beattie, Beattie understands this means that, if Beattie later discovers facts different from or facts in addition to those facts currently known by Beattie, or believed by Beattie to be true, the waivers and releases of this Agreement will remain effective in all respects – despite such different or additional facts and Beattie’s later discovery of such facts, even if Beattie would not have agreed to this Agreement if Beattie had prior knowledge of such facts.

6. Release Of Unknown Claims By Capital. In waiving and releasing any and all claims against the Beattie Released Parties (except as where otherwise provided herein), whether or not now known to Capital, Capital understands this means that, if Capital later discovers facts different from or facts in addition to those facts currently known by Capital, or believed by Capital to be true, the waivers and releases of this Agreement will remain effective in all respects – despite such different or additional facts and Capital’s later discovery of such facts, even if Capital would not have agreed to this Agreement if Capital had prior knowledge of such facts.

7. Exceptions For Claims Not Being Waived Or Released By Beattie. The only claims that are not being waived and released by Beattie under this Agreement are claims Beattie may have for:

(a)	any benefit entitlements that are vested as of the Separation Date pursuant to the terms of a Capital-sponsored benefit plan governed by the federal law known as ERISA;

(b)	violation of any federal, state and/or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable;

(c)	any wrongful act or omission occurring after the date Capital signs this Agreement including, but not limited to, breach of the Consulting Agreement;

(d)	any claim Beattie may have to challenge the knowing and voluntary nature of this Agreement under the Older Worker’s Benefit Protection Act; or any other claim, as determined by a court of competent jurisdiction, that cannot be waived as a matter of law; and

(e)	any claim or right to director and officer insurance coverage, indemnity or defense arising out of or concerning performance of his duties as executive vice president and chief financial officer of Capital.

8. Government Agency Claims Exception. Nothing in this Agreement prevents or prohibits Beattie from filing a claim with a government agency, such as the U.S. Equal Employment Opportunity Commission, that is responsible for enforcing a law on behalf of the government. However, Beattie understands that, because Beattie is waiving and releasing all claims for monetary damages and any other form of personal relief, except as set forth in Paragraph 7 above, Beattie will not be able to receive monetary or other forms of personal relief through any such claim. Nothing in this Agreement prohibits or restricts Beattie from: (i) making any disclosure of information required by law; and (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any federal regulatory or law enforcement agency or legislative body or Capital’s designated legal compliance officer.

9. Agreement Not To Sue. Beattie and Capital agree to and accept the promises and Consideration provided to them in this Agreement as a full and complete settlement, waiver, payment, and satisfaction of, and Beattie and Capital hereby covenant and agree (subject to the limitations on waiver/release of issues related to the Compensatory Plan as described in Paragraph 4, above) not to initiate or cause to be initiated any lawsuit or arbitration proceeding to assert any such causes, claims or rights that are released by this Agreement, or in any way related to Beattie’s employment or employment separation from Capital. Beattie and Capital further acknowledge that although they may have filed a lawsuit or claim and may have made claims against and demands on each other, they acknowledge and agree that Beattie and Capital have agreed to settle all claims that they may have against each other without admission by of any Party of the merits of such claims, demands, charges, and contentions. Beattie and Capital further agree that they will never file any other complaints, charges, or lawsuits of any kind whatsoever against each other and will not do so at any time hereafter except for the sole purpose of enforcing this Agreement. Beattie agrees that Capital or any related entity of Capital has no obligation to reinstate Beattie or to employ Beattie in the future. If any claim or action is brought in violation of this Agreement, Beattie understands that Beattie will be responsible for paying Capital’s attorneys’ fees related to defending such action.

10. Acknowledgements. The Consideration described in Paragraph 2 is contingent on:

(a)	Beattie’s agreement and acceptance of the terms and conditions in this Agreement in its entirety without modification and the Agreement becoming irrevocable in accordance with Paragraph 12 below.

(b)	Beattie’s agreement and acknowledgment that Beattie has carefully read and fully understands all of the provisions of this Agreement which sets forth the entire agreement between the Parties regarding Beattie’s separation from employment with Capital. Beattie further acknowledges that he has not relied upon any representation or statement, written or oral, which is not expressly set forth in this Agreement. Beattie acknowledges that he has been represented by counsel, or has had an opportunity to retain counsel or to obtain such advice as he desires prior to the execution of this Agreement. Beattie acknowledges that he is fully aware of all the terms and conditions of this Agreement, and has knowingly executed this Agreement. Additionally, Beattie represents and warrants that the execution of this Agreement is totally and completely voluntary.

11. Confidentiality Of This Agreement.

(a)	Beattie understands and agrees that, except as otherwise disclosed by Capital, Beattie shall keep confidential and cannot make any disclosure of the terms of this Agreement to any person, firm, corporation, association, partnership or any entity of any kind or identity whatsoever. This confidentiality requirement, however, does not prohibit disclosure to Beattie’s immediate family (defined herein as parents, spouse and/or domestic partner, or child), to federal or state taxing authorities, or to Beattie’s accountants, financial advisors, and attorneys; provided that Beattie agrees to advise each such individual of the instant confidentiality requirement prior to making any such disclosure and to use best efforts to prevent the individual from making any further disclosure.

(b)

Beattie acknowledges that disclosure of the terms or amounts of this Agreement (by Beattie or anyone Beattie has told) would cause irreparable harm to Capital but in an amount that cannot be determined at this time.

Should Beattie violate this provision, Capital shall be entitled to injunctive relief in addition to any other available remedy or form of legal and equitable relief. Beattie further acknowledges that these confidentiality provisions are material elements of this Agreement and that consideration has been given for these provisions. Capital and Beattie agree that any violation of any portion of this Paragraph will be regarded as a breach of this Agreement, and a cause of action shall immediately accrue for damages and injunctive relief against Beattie in the event of such a breach.

(c)	No other disclosure by Beattie as to the terms of this Agreement may be made without the prior written consent of Capital or an order from a court of competent jurisdiction. If a subpoena or compulsory process of any kind is duly served seeking information about the existence or terms of this Agreement, Beattie must promptly notify Capital’s General Counsel, David Brickman, at Capital Senior Living Corporation. Unless ordered to do so by a court of competent jurisdiction, Beattie cannot disclose this Agreement or its terms without Capital’s written consent except as required by law.

12. Age Discrimination In Employment Act Of 1967 Waiver Of Rights Or Claims. Beattie expressly acknowledges and agrees that, among the matters waived in this Agreement, are any and all rights or claims arising under the Age Discrimination in Employment Act of 1967 (ADEA), as amended, which have arisen on or before the date of execution of this Agreement. Pursuant to the Older Worker’s Benefit Protection Act of 1978 (OWBPA), which contains special provisions and requirements affecting the release of ADEA claims, Beattie also expressly acknowledges and agrees that:

(a)	in return for this Agreement, Beattie will receive the Consideration, i.e., something of value, beyond that which Beattie was already entitled to receive before entering into this Agreement;

(b)	Beattie is hereby advised in writing, to consult with an attorney before signing this Agreement;

(c)	Beattie is being given at least twenty-one (21) days from the receipt of this Agreement to consider signing this Agreement;

(d)	if Beattie knowingly and voluntarily chooses to do so, Beattie may accept the terms of the Agreement before the twenty-one (21) consideration period has expired;

(e)

Beattie has seven (7) days following the date Beattie executes this Agreement in which to revoke it, understanding that the Agreement will not become effective or enforceable until this seven (7) day revocation period has expired without revocation at which time the Agreement will become irrevocable by Beattie. Any revocation of the Agreement must be in writing and delivered to, and received by, Danielle Alexis Clarkson, Norton Rose Fulbright LLC, 2200 Ross Avenue, Suite 2800, Dallas, Texas 75201, prior to the expiration of the seven (7) day revocation period; and

(f)	if Beattie does not revoke, the eighth day after the date of Beattie’s acceptance will be the effective “Nonrevocation Date” of this Agreement.

13. No Admission Of Wrongdoing. This Agreement shall not in any way be construed as an admission by Beattie or Capital of any acts of wrongdoing (whether intentional or unintentional), or violation of any statute, law, or legal right.

14. Mutual Non-Disparagement/Communications With Prospective Employers. Beattie further agrees that he will not, at any time after the date hereof, make any remarks or comments, orally or in writing, to customers, potential customers, or others which have, or which could reasonably be anticipated to have, business dealings with Capital, which reasonably could be construed to be derogatory or disparaging, in any way, to Capital or any of its officers, directors, managers, members, shareholders, board members, partners, employees, attorneys, agents or assigns, or which reasonably could be anticipated to be damaging or injurious in any way, to Capital’s reputation or good will or to the reputation or good will of Capital’s products, services, customers, or business practices. Likewise, Capital agrees that it will not, at any time after the date hereof, make any remarks or comments, orally or in writing, to any potential employers, or others which have, or which could reasonably be anticipated to have employment or business dealings with Beattie, which reasonably could be construed to be derogatory or disparaging, in any way, to Beattie, or which reasonably could be anticipated to be damaging or injurious in any way, to Beattie reputation or potential business endeavors. Beattie should refer all requests for references to Capital’s Director of Human Resources. Upon such request for employment information from Beattie’s potential employers or future employers, Capital will provide only Beattie’s dates of employment and last position/title per corporate policy.

15. Confidentiality, Non-Competition, Work Product And Related Restrictive Covenant Agreements Remain In Full Force And Effect. Beattie acknowledges and agrees that the obligations under the Confidentiality, Non-Competition, Work Product and Related Restrictive Covenant Agreements Beattie signed in connection with his Employment Agreement, as well as any and all amendments or supplements thereto will continue in full force and effect.

16. Return Of Company Property. Except as agreed to by Capital and as necessary for performance of Beattie’s services under the Consulting Agreement, Beattie agrees to return all Capital property in his possession including, but not limited to, office and building keys, card keys, Capital issued credit or calling cards, computer or computer equipment, cell phone, fax machine, all passwords, user login information for any and all Capital-owned or third-party accounts, Capital documents, account files, customer and product lists and information, equipment, supplies and any other property belonging to Capital on or before May 16, 2014.

17. Severability. The Parties further agree that if any provision in this Agreement is held by any court to be unenforceable or unreasonable, a lesser restriction may be enforced in its place and/or the remaining provisions in this Agreement shall remain valid and be enforced.

18. References. The Parties agree that employment inquiries concerning Beattie will be answered in accordance with Capital’s standard policy. Any employment inquiries should be directed to the Director of Human Resources, who will respond to any inquiry with Beattie’s dates of employment and last position/title.

19. Miscellaneous. In executing this Agreement, Beattie acknowledges he has had sufficient opportunity to consult with counsel of his choice, that he has consulted counsel, and that he has executed this Agreement after independent investigation, and without fraud, duress or undue influence. Beattie further acknowledges and agrees that he has had a reasonable period of time for deliberation before executing this Agreement.

20. Applicable Law/Venue. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Texas in all respects, including matters of construction, validity, and performance. In addition, Beattie and Capital agree that any claim, action, or proceeding arising out of this Agreement shall be brought solely in a court of competent jurisdiction located in Dallas County, Texas. By execution of this Agreement, Beattie and Capital hereby irrevocably and unconditionally consent to the jurisdiction of any such local or state court located within Dallas County, Texas, and hereby irrevocably and unconditionally waive any defense of an inconvenient forum to the maintenance of any action or proceeding in any such court, any objection to venue with respect to any such action or proceeding, and any right of jurisdiction on account of the place of residence or domicile of any Party thereto.

21. Complete Agreement. This Agreement sets forth the complete agreement between the Parties relating to the subjects herein and supersedes any and all prior agreements or understandings. Beattie acknowledges and agrees that, in executing this Agreement, Beattie does not rely and has not relied upon any representations or statements not set forth herein made by Capital with regard to the subject matter, basis, or effect of this Agreement or otherwise, and acknowledges that he is relying solely on his own judgment and has been given the opportunity to be represented by legal counsel in connection with this Agreement. Notwithstanding the foregoing, nothing in this Agreement is intended to or shall limit, supersede, nullify, or affect any duty or responsibility Beattie may have or owe to Capital by virtue of any separate agreement.

22. Use As Evidence. The Parties agree that this Agreement may be used as evidence in a subsequent proceeding in which any of the Parties allege a breach of this Agreement or as a complete defense to any lawsuit brought by any Party. Other than this exception, the Parties agree that this Agreement will not be introduced as evidence in any proceeding or lawsuit.

23. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed as an original and together shall constitute one and the same agreement.

24. Section 409A. It is the intention of the parties that, to the maximum extent permitted by applicable law, payments under this Agreement shall not be “deferred compensation” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Code”).

ACCEPTED:		RALPH A. BEATTIE

Dated: April 22, 2014.		/s/ Ralph A. Beattie
Ralph A. Beattie

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

BEFORE ME, the undersigned authority, on this day personally appeared Ralph A. Beattie, known to me to be the person who executed the foregoing instrument and acknowledged to me that he executed the same for the purpose and consideration therein expressed.

Given under my hand and seal of office on April 22, 2014.

/s/ Pamela Connor
NOTARY PUBLIC, STATE OF TEXAS

My Commission Expires: August 2, 2014

ACCEPTED:

CAPITAL SENIOR LIVING CORPORATION

Dated: , 2014.	By:	/s/ Lawrence A. Cohen
Lawrence A. Cohen
(Name)
CEO
(Title/Position)